Exhibit (d)(18)

INVESTMENT SUBADVISORY AGREEMENT

AGREEMENT made as of this 31st day of July, 2020 by and between Western Asset Management Company, LLC, a California limited liability company (the “Subadviser”), and Brighthouse Investment Advisers, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser serves as investment manager of Brighthouse Funds Trust I (the “Trust”), a Delaware statutory trust which has filed a registration statement (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”) pursuant to a management agreement dated August 4, 2017, as amended from time to time (the “Management Agreement”); and

WHEREAS, the Trust is comprised of several separate investment portfolios, one of which is the Western Asset Management Government Income Portfolio (the “Portfolio”); and

WHEREAS, the Adviser desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser to assist the Adviser in performing investment advisory services for the portion of the Portfolio’s assets allocated to the Subadviser, as determined from time to time by the Adviser, and the Subadviser is willing to render such services; and

WHEREAS, the Subadviser is registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Adviser.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.       Employment of the Subadviser.     The Adviser hereby employs the Subadviser, subject to the supervision of the Adviser to manage the investment and reinvestment of the assets of the Portfolio, subject to the control and direction of the Board of Trustees, for the period and on the terms hereinafter set forth. The Subadviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Subadviser acknowledges that such appointment as investment adviser to the Trust may be limited to those Portfolio assets allocated to the Subadviser by the Adviser, which may be changed from time to time at the sole discretion of the Adviser. References to “the Portfolio” in this Agreement shall refer to those Trust assets allocated to the Subadviser by the Adviser. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, the Portfolio or the Trust in any way. The Subadviser may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Portfolio and in such instances shall do so only for this limited purpose as Adviser’s and the Trust’s agent and attorney-in-fact. Subadviser shall negotiate all brokerage agreements, clearing agreements, futures agreements, options agreements, ISDA Master Agreements, Credit Support Annexes, and other contracts and agreements related to derivatives transactions and holdings in the Portfolio (“Derivatives Related Agreements”).

The Subadviser may appoint one or more of its affiliates as its agent and may delegate the exercise of all or any of the Subadviser’s powers, discretion and duties in relation to the management of the Portfolio to such affiliate(s). The Subadviser agrees to be responsible for all actions or omissions of such affiliate(s) as if the Subadviser had acted (or failed to act) itself.

Copies of the Trust’s Registration Statement, Articles of Incorporation or Declaration of Trust, as applicable, and Bylaws (the Trust’s Articles of Incorporation or Declaration of Trust, as applicable, and Bylaws are collectively referred to herein as the “Charter Documents”), each as currently in effect, have been or will be delivered to the Subadviser. The Adviser agrees, on an ongoing basis, to notify the Subadviser of each change in the fundamental and non-fundamental investment policies and restrictions of the Portfolio as promptly as practicable and to give the Subadviser prompt written notice if the Adviser deems any investments recommended or made for the Portfolio to be in violation of such objectives or restrictions, and to provide to the Subadviser as promptly as practicable copies of all amendments and supplements to the Registration Statement and amendments to the Charter Documents. The Adviser will promptly provide in writing to the Subadviser with any procedures applicable to the Subadviser adopted from time to time by the Trust’s Board of Trustees and agrees to promptly provide the Subadviser copies of all amendments thereto.

The Adviser shall timely furnish the Subadviser with such additional information as may be reasonably requested by the Subadviser to perform its responsibilities pursuant to this Agreement. The Adviser shall reasonably cooperate with the Subadviser in setting up and maintaining brokerage accounts, futures accounts, and other accounts the Subadviser deems advisable to allow for the purchase or sale of various forms of securities and other financial instruments pursuant to this Agreement.

The Adviser shall notify the Subadviser as soon as reasonably practicable if the Portfolio is out of compliance with Subchapter M or Section 817(h) of the Internal Revenue Code (the “Code”).

The Adviser represents and warrants that the Trust is a “qualified institutional buyer” as that term is defined in the 1933 Act, and a Qualified Eligible Person, as defined in Rule 4.7 promulgated by the Commodities Futures Trading Commission, and that it consents to the Trust being treated as a Qualified Eligible Person by the Subadviser in relation to the trading of futures, options and other derivatives under this Agreement. The Adviser further represents that it is either properly registered with the National Futures Association or that it is not required to be so registered.

The Adviser agrees to notify the Subadviser immediately if any of the foregoing representations and warranties become untrue or are no longer correct.

2.       Obligations of and Services to be Provided by the Subadviser.     The Subadviser undertakes to provide the following services to the Portfolio and to assume the following obligations:

a.	The Subadviser shall manage the investment and reinvestment of the portfolio assets of the Portfolio, all without prior consultation with the Adviser, subject to and in accordance with:

i.

the investment objective, policies and restrictions of the Portfolio set forth in the Trust’s Registration Statement and the Charter Documents, as such Registration Statement and Charter Documents may be amended from time to time;

ii.

the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapter M and Section 817(h) of the Code including but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder;

iii.

any written instructions, policies and guidelines, attached hereto as Schedule B, which the Adviser or the Trust’s Board of Trustees may issue from time-to-time and provided in writing to the Subadviser, all as from time to time in effect (“Investment Guidelines”), such Investment Guidelines to be considered an integral part of this Agreement and are incorporated herein; and

iv.

with all applicable provisions of law, including without limitation all applicable provisions of the 1940 Act, the rules and regulations thereunder and the interpretive opinions thereof of the staff of the SEC (“SEC Positions”).

b.

In furtherance thereof and subject to the foregoing, the Subadviser shall make all determinations with respect to the purchase and sale of portfolio securities and other financial instruments and shall take such action necessary to implement the same. The Subadviser may buy, sell, convert, hold or otherwise trade in any fixed income securities, including, without limitation, bonds, non-convertible preferred stocks, money market instruments and other securities as permitted under the Investment Guidelines, outright, under agreements to resell or in futures and options contracts thereon. The Subadviser shall also have the power to engage in foreign exchange, futures market and derivatives transactions, to the extent provided by the Investment Guidelines. If the Subadviser engages in transactions involving futures and options contracts, such transactions will be entered into for hedging purposes and/or as a part of the Subadviser’s overall portfolio strategy.

c.

The Subadviser shall render such reports to the Trust’s Board of Trustees, the Adviser and the Adviser’s Administrator as they may reasonably request from time to time concerning the investment activities of the Portfolio, including without limitation all material as reasonably may be requested by the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and agrees to review the Portfolio and discuss the management of the Portfolio at reasonable intervals with representatives or agents of the Trust’s Board of Trustees, the Adviser and the Administrator at their reasonable request.

d.

Unless the Adviser gives the Subadviser written instructions to the contrary, the Subadviser shall, in good faith and in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders, timely vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities held by the Portfolio.

e.

Absent instructions from the Adviser to the contrary and to the extent provided in the Trust’s Registration Statement, as such Registration Statement may be amended from time to time, the Subadviser shall, in the name of the Portfolio, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select, including affiliates of the Subadviser provided such orders comply with Rule 17e-1 (or any successor or other relevant regulations) under the 1940 Act.

f.

To the extent consistent with applicable law and then current SEC Positions and absent instructions from the Adviser to the contrary, purchase or sell orders for the Portfolio may be aggregated with contemporaneous purchase or sell orders of other clients of the Subadviser. In the selection of brokers or dealers or other execution agents and the placing of orders for the purchase and sale of portfolio investments for the Portfolio, the Subadviser shall seek to obtain for the Portfolio the best execution available. In using its best efforts to obtain for the Portfolio the best execution available, the Subadviser, shall consider all factors it deems relevant, including by way of illustration, breadth of the market in the security; price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience, execution capability, and financial stability of the broker or dealer involved; and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board of Trustees and Adviser may determine and applicable law including Section 28(e) of the Securities Exchange Act of 1934, as amended and any relevant SEC Positions, the Subadviser, in its discretion, may cause the

Portfolio to pay a broker or dealer that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to the Portfolio and to other clients of the Subadviser as to which the Subadviser exercises investment discretion. Accordingly, the Subadviser shall seek best execution in transactions, but shall have no obligation to seek the lowest commission cost to the Portfolio.

g.

Subject to seeking the most favorable price and execution, the Board of Trustees or the Adviser may direct the Subadviser to effect transactions in portfolio securities and other financial instruments through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment. To the extent the Subadviser is directed to use only the specified brokers for the Portfolio, the Trust may pay higher commissions or other transaction costs or greater spreads, or receive less favorable net prices, on transactions for the Portfolio than would otherwise be the case if the Subadviser used other or multiple brokers.

h.

In connection with the placement of orders for the execution of the portfolio transactions of the Portfolio, the Subadviser shall create and maintain all necessary records pertaining to the purchase and sale of securities and other financial instruments by the Subadviser on behalf of the Portfolio in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the SEC, the Trust, the Adviser or any person retained by the Trust at all reasonable times. The Subadviser will furnish copies of such records to the Adviser or the Trust within a reasonable time after receipt of a written request from either the Adviser or the Trust. Where applicable, such records shall be maintained by the Subadviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

i.

In accordance with Rule 206(4)-7 under the Advisers Act, the Subadviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Advisers Act and any rules thereunder by the Subadviser and its supervised persons. Further, the Subadviser reviews and shall continue to review, at least annually, its written policies and procedures and the effectiveness of their implementation and shall designate an individual (who is a supervised person) who is responsible for administering such policies and procedures.

j.	The Subadviser shall:

i.	Comply with the Trust’s written compliance policies and procedures pursuant to Rule 38a-1 under the 1940 Act;

ii.	Promptly provide to the Adviser copies of its annual compliance review report (or a summary of the process and findings), as well as copies of such items as third-party compliance audits;

iii.

Notify the Adviser promptly of any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) relating directly to the Portfolio, the Trust, the Adviser or the Subadviser of which it is aware.

k.

The Subadviser shall (1) maintain procedures regarding the use of derivatives, and (2) provide such certifications and reports regarding the use of derivatives, including with respect to asset segregation, as may be reasonably requested by the Trust or the Adviser.

l.

The Subadviser shall bear its expenses of providing services pursuant to this Agreement, but shall not be obligated to pay any expenses of the Adviser, the Trust, or the Portfolio, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other financial instruments for the Portfolio; and (c) custodian fees and expenses.

m.

The Subadviser shall, as part of a complete portfolio compliance testing program, perform quarterly diversification testing of the Portfolio under Section 817(h) of the Code. The Subadviser shall provide timely notice each calendar quarter that such diversification was satisfied or if not satisfied, that corrections were made within 30 days of the end of the calendar quarter. The Subadviser shall be responsible for expenses relating to the printing and mailing of any prospectus supplement, exclusive of annual updates, required solely as a result of actions taken by the Subadviser, including but not limited to, portfolio manager changes or disclosure changes requested by the Subadviser that affect the investment objective, principal investment strategies, principal investment risks and portfolio management sections of the Registration Statement.

n.

The Subadviser shall be responsible for the preparation and filing of Schedules 13D and 13G and Forms 13F (as well as other filings triggered by ownership in securities and other investments under other applicable laws, rules and regulations) on behalf of the Portfolio.

o.

The Subadviser shall provide assistance in determining the fair value of all securities and other investments/assets in the Portfolio as necessary, and, use generally accepted principles of valuation utilized in the investment management industry for each security or other investment/asset in the Portfolio for which market prices are not readily available or not reliable.

p.

The Subadviser will notify the Trust and the Adviser of (i) any assignment of this Agreement or change of control of the Subadviser, as applicable, and (ii) any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Subadviser, in each case prior to or promptly after, such change. The Subadviser agrees to bear all reasonable expenses of the Trust, if any, arising out of any assignment by, or change in control of the Subadviser and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Subadviser. In the case of an assignment of this Agreement or a change in control, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing and mailing information statements to existing shareholders of the Portfolio. In the case of changes in key personnel, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing and mailing any supplements to the prospectus to existing shareholders of the Portfolio if such changes involve personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Subadviser identified in the prospectus or Statement of Additional Information.

q.

The Subadviser may, but is not obligated to, combine or “batch” orders for client portfolios to obtain best execution, to negotiate more favorable commission rates or to allocate equitably among the Subadviser’s clients differences in prices and commissions or other transaction costs that might have been obtained had such orders been placed independently. Under this procedure, transactions will be averaged as to price and transaction costs and typically will be allocated among the Subadviser’s clients in proportion to the purchase and sale orders placed for each client account on any given day. If the Subadviser cannot obtain execution on all the combined orders at prices or for transaction costs that the Subadviser believes are desirable, the Subadviser will allocate the securities the Subadviser does buy or sell as part of the combined orders by following the Subadviser’s order allocation procedures.

r.

In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Subadviser shall not consult with any other subadviser to the Portfolio or any subadviser to any other portfolio of the Trust or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions of the Portfolio in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

s.

Inside Information. The Subadviser shall have no obligation to seek to obtain any material non public (“inside”) information about any issuer of securities, or to purchase or sell, or to recommend for purchase or sale, for the Portfolio the securities of any issuer on the basis of any such information as may come into its possession.

3.       Compensation of the Subadviser.     In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Subadviser a fee at the annual rate set forth in Schedule A hereto. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Adviser is paid by the Portfolio pursuant to the Management Agreement. If the Subadviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Subadviser, the value of the Portfolio’s net assets allocated to the Subadviser by the Adviser shall be computed at the times and in the manner specified in the Trust’s Registration Statement.

4.       Activities of the Subadviser.     The services of the Subadviser hereunder are not to be deemed exclusive, and the Subadviser and its affiliates shall be free to act as investment adviser and render similar or other services of whatever kind or nature to other businesses and to engage in other activities, except as the Subadviser and the Adviser may otherwise agree from time to time in writing before or after the date hereof. The Adviser agrees that the Subadviser may continue to provide advice and take action with respect to any of its other clients which may differ from advice given or the time or nature of action taken with respect to the Portfolio. It is understood that the Subadviser shall not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Portfolio any security which the Subadviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client. Nothing herein contained shall be construed to prevent the Subadviser, or any of its officers, directors affiliates and/or employees, in any way from purchasing or selling any securities for its or their own account prior to, simultaneously with, or subsequent to any recommendation to the Portfolio.

The Subadviser shall be subject to a written code of ethics adopted by it that conforms to the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1(b) of the 1940 Act.

5.   Use of Names.   The Subadviser hereby consents to the Portfolio being named the Western Asset Management Government Income Portfolio. The Adviser shall not use the name “Western Asset Management Company, LLC” and any of the other names of the Subadviser or its affiliated companies and any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Subadviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Subadviser; provided, however, that the Subadviser shall approve all uses of its name and that of its affiliates which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. The Subadviser shall not use the name of the Trust, the Adviser or any of their affiliates in any material relating to the Subadviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve the uses of its or the Trust’s name which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC, a state securities commission or any other regulatory body to which it is subject; and, provided, further, that in no event shall such approval be unreasonably withheld.

6.  Liability and Indemnification.

a.

Except as may otherwise be provided by the 1940 Act or any other applicable law, the Subadviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Subadviser with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Subadviser for, and the Subadviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act ) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Subadviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Subadviser Indemnitees (as defined below) for use therein.

b.

Except as may otherwise be provided by the 1940 Act or any other applicable law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Subadviser as a result of any error of judgment or mistake of law by the Adviser with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Subadviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the registration statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Subadviser by the Adviser Indemnitees for use therein.

7.   Limitation of Trust’s Liability.   The Subadviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in the Trust’s Charter Documents. The Subadviser agrees that it shall not seek satisfaction of any Trust obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

8.   Renewal, Termination and Amendment.   This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of two years and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance as to the Portfolio is specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Portfolio or by vote of a majority of the Trust’s Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated as to the Portfolio at any time, without payment of any penalty, by the Trust’s Board of Trustees, by the Adviser, or by a vote of the majority of the outstanding voting securities of the Portfolio upon 60 days’ prior written notice to the Subadviser, or by the Subadviser upon 60 days’ prior written notice to the Adviser, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately upon termination of the Management Agreement between the Adviser and the Trust. This Agreement shall terminate automatically and immediately in the event of its assignment, except as otherwise provided by any rule of, or action by, the SEC. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act and the rules, regulations and interpretations thereunder. Fees paid in advance hereunder will be prorated to the date of termination specified in the notice of termination, and any unearned portion thereof will be refunded to Portfolio. This Agreement may be amended by written instrument at any time by the Subadviser and the Adviser, subject to approval by the Trust’s Board of Trustees and, if required by applicable SEC rules, regulations, or orders, a vote of a majority of the Portfolio’s outstanding voting securities.

9.   Confidential Relationship.   Any information and advice furnished by any party to this Agreement to the other party or parties, including their respective agents and employees, shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. All information disclosed as required by law, rule or regulation shall nonetheless continue to be deemed confidential. By execution of this Agreement, the Adviser hereby grants consent to the Subadviser and permits the disclosure its identity on the Subadviser’s representative list of clients.

10.   Cooperation with Regulatory Authorities.   The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

11.   Severability.   If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and either party may renegotiate the terms affected by the severance.

12.   Custodian.   The Portfolio assets shall be maintained in the custody of its custodian. Any assets added to the Portfolio shall be delivered directly to such custodian. The Subadviser shall provide timely instructions directly to the custodian, in the manner and form as required by the agreement between the Trust and the custodian in effect from time to time (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Portfolio’s assets.      The Subadviser shall instruct all brokers and dealers executing transactions on behalf of the Portfolio to forward to the Adviser and/or the custodian copies of all confirmations promptly after execution of those transactions. The Subadviser shall not be responsible for any loss incurred by reason of any act or omission of any broker or dealer or the custodian. The Subadviser shall provide to the Adviser a list of the persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Portfolio. The Adviser will provide, or instruct the custodian to provide, the Subadviser with such periodic reports concerning the status of the Portfolio as the Subadviser may reasonably request.

13.   Notices.   All notices, instructions, requests, consents, demands or other communication hereunder, other than routine transactions, shall be provided in writing, by facsimile or by e-mail. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by facsimile; or upon read receipt or reply if delivered by e-mail, at the following addresses:

If to Trust:	Brighthouse Funds Trust I
One Financial Center
Boston, Massachusetts 02111
Attn: Kristi Slavin
kslavin@brighthousefinancial.com (e-mail)

If to Adviser:	Brighthouse Investment Advisers, LLC
One Financial Center
Boston, Massachusetts 02111
Attn: Kristi Slavin
kslavin@brighthousefinancial.com (e-mail)

If to Subadviser:	Western Asset Management Company, LLC
385 East Colorado Boulevard

Pasadena, CA 91101 Attn: Michael Van Raaphorst
Email: mvanraaphorst@westernasset.com

14.       Information.   The Adviser hereby acknowledges that it and the Trustees of the Trust have been provided with a copy of Part II of the Subadviser’s Form ADV.

15.       Miscellaneous.       This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, representations and agreements, whether written or oral. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act. Neither party shall be liable for failure to perform under this Agreement if such failure to perform arises out of causes beyond the control and without the fault or negligence of the nonperforming party. Such causes may include, but are not limited to, acts of God or the public enemy, fires, floods, epidemics, quarantine restrictions, freight embargos, unusually severe weather and acts of terrorism. This provision shall not be effective unless the failure to perform is beyond the control and without the fault or negligence of the nonperforming party. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. The waiver of any breach of any term or condition in this Agreement shall not be deemed a waiver of any prior or subsequent breach. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties. Subject to all the terms and provisions hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BRIGHTHOUSE FUNDS TRUST I

By:	/s/ Kristi Slavin
Kristi Slavin
President

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:	/s/ Kristi Slavin
Kristi Slavin
President

WESTERN ASSET MANAGEMENT COMPANY, LLC

By:	/s/ Karlen Powell
Name:	Karlen Powell
Title:	Manager of Client Service Support

SCHEDULE A

Percentage of average daily net assets of the Portfolio assets allocated to the Subadviser by the Adviser:*

Western Asset Management Government Income Portfolio

0.220% of the first $100 million of such assets plus 0.125% of the next $400 million of such assets plus 0.100% of the next $500 million of such assets plus 0.090% of the next $1 billion of such assets plus 0.070% of such assets over $2 billion.

*

For purposes of determining the annual subadvisory fee rate pursuant to this Schedule A, the assets of Western Asset Management Government Income Portfolio shall be aggregated with the assets of Western Asset Management U.S. Government Portfolio, a series of Brighthouse Funds Trust II. The aggregated assets of the Portfolios shall then be applied to the fee schedule set forth in this Schedule A and the resulting effective rate shall be applied to the actual assets of Western Asset Management Government Income Portfolio to determine the annual subadvisory fee rate.